EXHIBIT 99.1

April 26, 2016

DTE Energy reports first quarter 2016 results

DETROIT - DTE Energy (NYSE:DTE) today reported first quarter 2016 earnings of $247 million, or $1.37 per diluted share, compared with $273 million, or $1.53 per diluted share in 2015.

Operating earnings for the first quarter 2016 were $274 million, or $1.52 per diluted share, compared with 2015 operating earnings of $294 million, or $1.65 per diluted share. Operating earnings exclude non-recurring items, certain mark-to-market adjustments and discontinued operations. Reconciliations of reported earnings to operating earnings are included at the end of this news release.

“The company is on track for another successful year and our first quarter performance reflects this,” said Gerry Anderson, DTE chairman and CEO. Anderson also noted the following recent company accomplishments:

•
DTE Gas reduced natural gas prices charged to customers by 16 percent in the first quarter. Our gas purchasing strategy resulted in passing savings from reduced natural gas costs to customers. DTE Gas has been steadily decreasing prices since 2008 when the market price was three times the current level.

•
DTE installed its 3 millionth automated meter. The entire installation project is expected to finish by the end of 2016, nearly two years ahead of schedule, with nearly 4 million electric and gas meters installed. These meters will improve reliability and, combined with the DTE Insight application, allow customers to reduce energy usage leading to decreased monthly bills.

•
DTE is partnering with the City of Detroit to build one of the largest urban solar arrays in the country. The array will be built on a 10-acre vacant parcel of land in Detroit. The project will generate substantial tax revenue for Detroit over the life of its 20-year lease and will produce enough clean energy to power approximately 450 homes.

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DTE was recently recognized by the Gallup organization as a Gallup Great Workplace for the fourth consecutive year. This award is given to only a handful of companies worldwide for their extraordinary ability to create an engaged workplace culture. DTE remains the only utility company recognized by Gallup.

•
DTE was named one of Fortune’s World’s Most Admired Companies, ranking among the top electric and gas utility companies nationwide. DTE scored high marks on key attributes including innovation and human resource management.

Anderson also noted “These accomplishments reinforce our commitment to becoming the best operated energy company in North America and a force for growth and prosperity in the communities in which we live and serve. We continue to work hard for our customers and shareholders to reach new levels of operational and financial excellence.”

Outlook for 2016

DTE reiterated its 2016 operating earnings per share guidance of $4.80 to $5.05.

"A solid start to the year puts us on track to achieve our financial goals and we will continue to focus on replacing aging infrastructure at our utilities which will improve service levels and lower costs for our customers,” said Peter Oleksiak, DTE Energy senior vice president and chief financial officer.

This earnings announcement, as well as a package of slides, is available at www.dteenergy.com/investors.

DTE Energy plans to conduct a conference call with the investment community hosted by Anderson at 9 a.m. EDT today, to discuss first quarter 2016 earnings results. Investors, the news media and the public may listen to a live internet broadcast of the call at www.dteenergy.com/investors. The telephone dial-in numbers are U.S. and Canada toll free: (888) 505-4378 or International toll: (719) 325-2381. The passcode is 3887141. The webcast will be archived on the DTE Energy website at www.dteenergy.com/investors. An audio replay of the call will be available from noon today to May 10. To access the replay, dial US and Canada toll free (888) 203-1112 or International toll (719) 457-0820 and enter passcode 3887141.

DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric utility serving 2.2 million customers in Southeastern Michigan and a natural gas utility serving 1.2 million customers in Michigan. The DTE Energy portfolio includes non-utility energy businesses focused on power and industrial projects, natural gas pipelines, gathering and storage, and energy marketing and trading. As one of Michigan's leading corporate citizens, DTE Energy is a force for growth and prosperity in the 450 Michigan communities it serves in a variety of ways, including philanthropy, volunteerism and economic progress. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy and facebook.com/dteenergy.

Use of Operating Earnings Information - DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

In this release, DTE Energy discusses 2016 operating earnings guidance. It is likely that certain items that impact the company's 2016 reported results will be excluded from operating results. Reconciliations to the comparable 2016 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected,” “aspiration” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.

Many factors impact forward-looking statements including, but not limited to, the following: impact of regulation by the EPA, FERC, MPSC, NRC, and CFTC, as well as other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals, or new legislation, including legislative amendments and retail access programs; economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, and thefts of electricity and, for DTE Energy, natural gas; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements; health, safety, financial, environmental, and regulatory risks associated with ownership and operation of nuclear facilities; changes in the cost and availability of coal and other raw materials, purchased power, and natural gas; volatility in the short-term natural gas storage markets impacting third-party storage revenues related to DTE Energy; impact of volatility of prices in the oil and gas markets on DTE Energy's gas storage and pipelines operations; impact of volatility in prices in the international steel markets on DTE Energy's power and industrial projects operations; volatility in commodity markets, deviations in weather, and related risks impacting the results of DTE Energy's energy trading operations; changes in the financial condition of DTE Energy's significant customers and strategic partners; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for increased costs or delays in completion of significant capital projects; changes in, and application of, federal, state, and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings, and audits; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; unplanned outages; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; employee relations and the impact of collective bargaining agreements; the risk of a major safety incident at an electric distribution or generation facility and, for DTE Energy, a gas storage, transmission, or distribution facility; the availability, cost, coverage, and terms of insurance and stability of insurance providers; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy, and other business issues; contract disputes, binding arbitration, litigation, and related appeals; and the risks discussed in our public filings with the Securities and Exchange Commission. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This presentation should also be read in conjunction with the Forward-Looking Statements section of the joint DTE Energy and DTE Electric 2015 Form 10-K and 2016 Form 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and DTE Electric.

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For further information, members of the media may call:
Stephanie Beres, DTE Energy, (313) 235-5555

Analysts, for further information call:
Barbara Tuckfield, DTE Energy, (313) 235-1018
Joyce Leslie, DTE Energy, (313) 235-3209

DTE Energy Company
Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2016	2015
	(In millions, except per share amounts)
Operating Revenues
Utility operations	$1,664	$1,841
Non-utility operations	902	1,143
	2,566	2,984

Operating Expenses
Fuel, purchased power, and gas — utility	565	693
Fuel, purchased power, and gas — non-utility	776	1,005
Operation and maintenance	516	526
Depreciation and amortization	229	209
Taxes other than income	99	100
Asset (gains) losses and impairments, net	—	(10)
	2,185	2,523
Operating Income	381	461

Other (Income) and Deductions
Interest expense	113	110
Interest income	(11)	(4)
Other income	(52)	(51)
Other expenses	8	10
	58	65
Income Before Income Taxes	323	396

Income Tax Expense	83	122

Net Income	240	274

Less: Net Income (Loss) Attributable to Noncontrolling Interests	(7)	1

Net Income Attributable to DTE Energy Company	$247	$273

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.38	$1.53

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.37	$1.53

Weighted Average Common Shares Outstanding
Basic	179	178
Diluted	180	178
Dividends Declared per Common Share	$0.73	$0.69

DTE Energy Company
Segment Net Income

	Three Months Ended March 31,
	2016				2015
	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments		Operating Earnings
	(In millions)
DTE Electric	$127	$—		$127	$136	$—		$136

DTE Gas	87	—		87	111	—		111

Non-utility operations
Gas Storage and Pipelines	30	—		30	27	—		27

Power and Industrial Projects	17	4	A	21	33	—		33

Energy Trading	(7)	23	B	16	(9)	31	B	12
						(10)	C
Total Non-utility operations	40	27		67	51	21		72

Corporate and Other	(7)	—		(7)	(25)	—		(25)

Net Income Attributable to DTE Energy Company	$247	$27		$274	$273	$21		$294

Adjustments key
A) Plant closure
B) Certain mark to market adjustments
C) Natural gas pipeline refund

DTE Energy Company
Segment Diluted Earnings Per Share

	Three Months Ended March 31,
	2016				2015
	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments		Operating Earnings

DTE Electric	$0.71	$—	A	$0.71	$0.76	$—		$0.76

DTE Gas	0.48	—		0.48	0.62	—		0.62

Non-utility operations
Gas Storage and Pipelines	0.17	—		0.17	0.15	—		0.15

Power and Industrial Projects	0.09	0.02	A	0.11	0.19	—		0.19

Energy Trading	(0.04)	0.13	B	0.09	(0.05)	0.18	B	0.07
						(0.06)	C

Total Non-utility operations	0.22	0.15		0.37	0.29	0.12		0.41

Corporate and Other	(0.04)	—		(0.04)	(0.14)	—		(0.14)

Net Income Attributable to DTE Energy Company	$1.37	$0.15		$1.52	$1.53	$0.12		$1.65

Adjustments key
A) Plant closure
B) Certain mark to market adjustments
C) Natural gas pipeline refund